                                                                   Exhibit 10.56

                      Amendment to Letter Agreement between
     H. Christopher Whittle and Edison Schools Inc. Dated December 18, 2001


The following changes to the terms and conditions of your employment were approved by the Company's Board of Directors on November 13, 2002 and shall go into effect November 15, 2002.

         1. Salary. Effective November 15, 2002 your annual base salary will be increased to $345,000.

         2. Performance Bonus. Subject to your continued employment and Board approval, on a going-forward basis you shall be eligible for an annual performance bonus of up to 150% of your base salary for each fiscal year. The Board shall establish performance criteria and payment schedules for each fiscal year.

                           Current Year Bonus. For fiscal year 2003, ending June 30, 2003, you shall be eligible for a prorated performance bonus based on your annual salary rate effective November 15, 2002. Performance shall be assessed by the Board after each of the second, third and fourth quarters of fiscal year 2003, and bonus payment shall be made, to the extent awarded, in a regularly scheduled paycheck within thirty days of Board approval. The Board will evaluate your eligibility for the payment of these installments for the second and third quarters of fiscal year 2003 based on whether the Company has made definitive progress towards 1) $20 million in EBITDA, 2) refinancing $25 million of gross proceeds from Charter School Notes, and 3) not issuing substantial incremental equity other than for executive compensation or similar programs. If the Board finds that the Company has made definitive progress toward achieving these goals after the second quarter of fiscal year 2003, then it will award you up to $64,687.50. If the Board finds that the Company has made definitive progress toward achieving these goals after the third quarter of fiscal year 2003, then it will award you up to $129,375. (The second quarter bonus potential is prorated based on the number of days in the quarter between the effective date of this amendment and December 31, 2002.) After the fourth quarter of fiscal year 2003, you shall be eligible to receive up to the remainder of your potential bonus amount ($323,437.50 less any payments already made in the second or third quarters) if the Company has met all three of the above-stated goals. The Board will approve any fourth quarter payment after the Form 10-K for fiscal year 2003 has been filed. For all quarters, payment is in the sole discretion of the Board.

                           i. The term "EBITDA" shall mean earnings before interest income and expense, income tax expense, depreciation and amortization, stock-based capital charges, and other onetime or specific event-related charges including but not limited to gains or losses on disposals of assets, charges related to closings of schools, charges relating to losses on charter or other loans, extraordinary items and write-downs of investments and intangibles.

                           ii. The term "Gross Proceeds of Charter School Notes" shall mean the gross amount of funds received from the refinancing of charter school loans before any deductions of commissions or deal fees and without deduction of monies to be repaid to existing lenders.

Edison Schools Inc.                             H. Christopher Whittle

By: /s/ Benno C. Schmidt, Jr.                   /s/ H. Christopher Whittle
    -------------------------                   --------------------------
    Benno C. Schmidt, Jr.


                                       2